                               EXHIBIT 5 -LEGAL OPINION OF JERRY W. POWELL, ESQ.

August 30, 1999

To the Board of Directors
Compass Bancshares, Inc.

         Re: Registration Statement on Form S-8 relating to the 1999 Omnibus Incentive Compensation Plan

Gentlemen:

         I am familiar with the proceedings taken and proposed to be taken by Compass Bancshares, Inc., a Delaware corporation (the "Company") in connection with the proposed issuance by the Company of up to 5,625,000 additional shares (the "Shares") of its Common Stock, par value $2.00 per share, from authorized but unissued shares, pursuant to the Company's 1999 Omnibus Incentive Compensation Plan (the "Plan"). I have also participated in the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-8 referred to in the caption above, in accordance with the Securities Act of 1933, as amended. In this connection, I have reviewed such documents and matters of law as I have deemed relevant and necessary as a basis for the opinions expressed herein.

         Upon the basis of the foregoing, I am of the opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement.


                                          Sincerely,
                                          /s/ Jerry W. Powell